Exhibit 99.1

CONTACT: Victoria Sivrais
FD
(312) 553-6715

Scott Jensen
Chief Financial Officer
Orion Energy Systems
(920) 892-5454

Orion Energy Systems, Inc. Announces Fiscal 2010 Fourth Quarter and Year End Results

MANITOWOC, Wis. — May 13, 2010 — Orion Energy Systems, Inc. (NYSE Amex: OESX), a power technology enterprise that designs, manufactures and deploys energy management solutions for the commercial and industrial sectors, today announced financial results for its fourth quarter and 2010 fiscal year ended March 31, 2010.

For the fourth quarter of fiscal 2010, Orion reported revenues of $18.9 million and for fiscal year 2010 reported revenues of $65.4 million.

For the fourth quarter of fiscal 2010, total bookings were $16.4 million, including $3.3 million of Orion Virtual Power Plant™ (OVPP) supply agreements. Total bookings for fiscal year 2010 were $73.9 million, including $10.0 million of OVPP supply agreements and $1.7 million of solar technology power purchase agreements (PPA). Orion defines bookings as customer purchase orders received, including both purchase orders payable immediately in cash and for OVPP supply deliveries which are paid by our customers over the life of the OVPP supply agreements and solar power purchase agreements. Orion believes that total bookings is a key metric for evaluating and measuring the Company’s performance.

For the fourth quarter of fiscal 2010, the Company reported a net loss of $(0.8) million, or $(0.04) per share and for the fiscal year 2010 reported a net loss of $(4.2) million, or $(0.19) per share. The Company incurred unusual, one-time charges totaling ($0.03) per share in the fourth quarter related to certain severance and legal expenses.

Since December 2001, Orion’s technology has benefitted its customers and the environment by reducing its customers:

•	Energy demand by 527,559 kilowatts, or 11.1 billion kilowatt-hours;
•	Energy costs by $857 million; and
•	Indirect carbon dioxide emissions by 7.4 million tons.

Neal Verfuerth, Chairman and Chief Executive Officer of Orion Energy Systems commented, “Strong momentum in our partner network and retail channel contributed to our fiscal 2010 results, as both yielded key customer wins. The success we saw with both new and existing customers underscores the compelling value proposition our products and solutions provide as companies look to meet their sustainability goals and reduce energy costs.”

“Over the last 12 months, we have made great strides in enhancing our operational efficiency by making key hires across the business, implementing systems that will improve our effectiveness in the sales process and expanding our product offering to lead our customers down the path of energy efficiency. As a result, we are entering fiscal 2011 in a strong position, both operationally and financially,” continued Mr. Verfuerth. “Going forward, we will continue our focus on driving financial performance by scaling our business with building out our partner network, gaining greater traction with our integrated lighting solution, capitalizing on the significant opportunity for our outdoor lighting and photovoltaic solutions, and bringing innovative financing options to our customers.”

The Company also announced that it had reached a preliminary agreement to settle the consolidated, putative class action lawsuit against Orion and other defendants in which the plaintiffs alleged that the defendants made misstatements and failed to disclose material information in the Company’s initial public offering registration statement and prospectus. Although the preliminary settlement is subject to approval by the lead plaintiff’s board of trustees and the court, as well as other conditions, it is expected to provide for the dismissal of the consolidated action against all defendants. Substantially all of the proposed preliminary settlement amount will be covered by Orion’s insurance. However, the Company, for its share of the proposed preliminary settlement not covered by insurance, recorded an after-tax charge in its fourth quarter of fiscal 2010 of approximately $0.02 per share.

Key Business Highlights

•	Sold a portion of its fiscal 2010 OVPP contracts to an equipment finance company, providing $2.5 million in revenue. This transaction validates the Company’s ability to convert OVPP contracts into cash.

•	Increased the number of facilities retrofitted with Orion’s Compact Modular high-intensity fluorescent technology to 5,612, representing 886 million square feet as of the end of the fourth quarter of fiscal 2010.

•	Total deployments of the InteLite® wireless controls increased to 322 customer locations, 30,071 transceivers and 400 control panels, representing 13.5 million square feet as of the end of the fourth quarter of fiscal 2010.

•	Total Apollo® solar light pipes installed increased to 5,380 total installed units, representing 2.4 million square feet as of the end of the fourth quarter of fiscal 2010.

Fiscal 2011 Outlook

Given the improving economic landscape, Orion will be returning to providing guidance on an annual basis instead of on a quarterly basis. In addition, as the number of Company sales transactions completed through the Company’s financing solution continues to increase, Orion will be providing guidance for its anticipated level of annual total bookings.

For fiscal 2011, bookings are anticipated to be between $100.0 million and $110.0 million. The Company expects 20% to 25% of its anticipated fiscal 2011 bookings to be driven by projects completed through its OVPP and PPA supply agreements.

Earnings per share for fiscal 2011 are estimated to be between $0.02 and $0.10 per diluted share, with the achievability of this range being highly dependent upon the percentage of revenue realized from OVPP and PPA supply agreements.

Conference Call

Orion will host a conference call on Thursday, May 13, 2010 at 5:30 p.m. Eastern (4:30 p.m. Central/2:30 p.m. Pacific) to discuss details regarding its fourth quarter and fiscal 2010 performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (International callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the webcast.

About Orion Energy Systems

Orion Energy Systems, Inc. (NYSE Amex: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems, consisting primarily of high-performance, energy efficient lighting systems and controls and related services, for commercial and industrial customers without compromising their quantity or quality of light.

Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) further deterioration of market condition, including customer capital expenditure budgets; (ii) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of Orion’s products and services, including the Orion Virtual Power Plant; (v) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (vi) loss of one or more key customers or suppliers, including key contacts at such customers; (vii) a reduction in the price of electricity; (viii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (ix) increased competition from government subsidies and utility incentive programs; (x) dependence on customers’ capital budgets for sales of products and services; (xi) Orion’s development of, and participation in, new product and technology offerings or applications; (xii) legal proceedings, including the securities litigation pending against Orion; and (xiii) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oriones.com in the Investor Relations section of our Web site.

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)
Condensed Consolidated Statements of Operations
for the Three and Twelve Months ended March 31, 2009 and 2010
(unaudited)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2009	2010	2009	2010
Revenue	$15,393	$18,876	$72,634	$65,418
Cost of revenue	10,747	12,712	49,036	43,894

Gross profit	4,646	6,164	23,598	21,524
Operating expenses:
General and administrative	2,505	3,479	10,451	12,836
Sales and marketing	3,097	3,420	11,261	12,596
Research and development	804	576	1,942	1,891

Total operating expenses	6,406	7,475	23,654	27,323

Income (loss) from operations	(1,760)	(1,311)	(56)	(5,799)
Other income (expense):
Interest expense	(26)	(63)	(167)	(260)
Extinguishment of debt		250		250
Dividend and interest income	169	21	1,661	269

Total other income (expense)	143	208	1,494	259

Income (loss) before income tax	(1,617)	(1,103)	1,438	(5,540)
Income tax expense (benefit)	(487)	(278)	927	(1,350)

Net income (loss)	$(1,130)	$(825)	$511	$(4,190)

Basic net income (loss) per share attributable to common shareholders	$(0.05)	$(0.04)	$0.02	$(0.19)
Weighted-average common shares outstanding	22,154,204	22,254,668	25,351,839	21,844,150
Diluted net income (loss) per share attributable to common shareholders	$(0.05)	$(0.04)	$0.02	$(0.19)
Weighted-average common shares and share equivalents outstanding	22,154,204	22,254,668	27,445,290	21,844,150
Supplemental information:
FAS 123R compensation expense
Cost of revenue	$71	$59	$269	$222
General and administrative	129	137	676	539
Sales and marketing	159	221	587	691
Research and development	13	10	45	39

Total	$372	$427	$1,577	$1,491

Condensed Consolidated Balance Sheets
As of March 31, 2009 and March 31, 2010 (unaudited)

	March 31, 2009	March 31, 2010
Cash and cash equivalents	$36,163	$23,364
Short term investments	6,490	1,000
Accounts receivable	11,572	14,617
Inventories	19,582	25,991
Current assets	78,374	67,711
Property and equipment, net	22,999	30,500
Total assets	103,722	103,386
Accounts payable	7,817	7,761
Current liabilities	10,947	11,976
Long term debt	3,647	3,156
Total shareholders’ equity	88,695	87,670

Condensed Consolidated Statements of Cash Flows
For the Twelve Months ended March 31, 2009 and 2010
(unaudited)

	Twelve months ended March 31,
	2009	2010
Cash provided by (used in) operating activities	$3,239	$(9,005)
Cash used in investing activities	(17,873)	(4,783)
Cash provided by (used in) financing activities	(27,515)	989

Net (decrease) in cash and cash equivalents	$(42,149)	$(12,799)